US First Lady Michelle Obama and Presidential Delegation
Visit the USA Pavilion at the Milan World’s Fair

June 18, 2015 – Milan, Italy – Today Michelle Obama, the First Lady of the United States, along with members of a presidential delegation, visited the USA Pavilion at the Expo Milano 2015 World’s Fair. The First Lady was greeted by 60 American student ambassadors at the USA Pavilion and participated in a Q&A session, after which she was given a tour of the USA Pavilion. A key design element of the USA Pavilion is a glass roof terrace where the First Lady and the presidential delegation met with invited guests. The roof terrace contains over ten thousand square feet of SPD-SmartGlass which allows you to instantly control the tint of the glass to regulate the heat, light and glare coming through the roof, block ultraviolet radiation, and keep roof terrace occupants cool and comfortable. Members of the presidential delegation included John R. Phillips, the U.S Ambassador to Italy, Douglas T. Hickey, Commissioner General of the USA Pavilion, Dr. Risa J. Lavizzo-Mourey, CEO of the Robert Wood Johnson Foundation, Alonzo Morning, seven-time NBA All-Star, Mr. Will Allen, CEO of Growing Power, Mario Batali and Carla Hall, celebrity chef’s and co-host’s of “The Chew”, and Nicolas Jammet, Co-CEO of sweetgreen.

The USA Pavilion, “American Food 2.0: United to Feed the Planet,” focuses on America’s ability to innovate in the food sector globally and show the latest advancements in areas such as science, technology, climate change, nutrition and health. This ties in with Mrs. Obama’s “Let’s Move!” initiative which she started in 2010 to solve the epidemic of childhood obesity through promotion of a healthier diet and exercise to parents and children.

Prior to her visit, Mrs. Obama was briefed on SPD-SmartGlass and its benefits. Joseph M. Harary, President and CEO of Research Frontiers, discussed the important energy saving benefits with the First Lady during her visit. Mrs. Obama and members of the presidential delegation and invited guests all experienced first hand the benefits of SPD-SmartGlass which kept the roof terrace of the USA Pavilion where the event was held cool, even in the hot sun of Milan. Mrs. Obama said the USA Pavilion was “awe-inspiring.”

Please see media footage of the First Lady at the USA Pavilion at Expo Milan 2015.

The First Lady of the United States along with members of a presidential delegation visited the USA Pavilion at the Expo Milano 2015 World’s Fair featuring a 312-panel SPD-SmartGlass roof (right).

Joseph M. Harary, President and CEO of Research Frontiers said, “By the year 2050 there will be an estimated 9 billion mouths to feed in this world. Producing enough food to feed the planet is certainly a monumental challenge, but there is not even enough energy to produce the food needed to feed these 9 billion people. The theme of the Milan World’s Fair Expo Milano 2015 is to show what the countries of the world are doing today to plan for this. SPD-SmartGlass is an integral part of this plan to create a sustainable future.”

Mrs. Obama’s visit follows a visit to the USA Pavilion yesterday by Charles Bolden, the Director of NASA, former astronaut and Marine General, for a Terrace Talk underneath the SPD-SmartGlass roof entitled “Understand Our Changing Planet to Benefit Life on Earth”. Also presenting yesterday his experience on the International Space Station was one of Italy’s most prominent astronauts, Luca Parmitano. Joining them for a tour of the USA Pavilion was a delegation from NASA and from the European Space Agency.

The USA Pavilion features a vertical farm and an open design to create a feeling of transparency and spaciousness. The USA Pavilion is topped by an all-glass SPD-SmartGlass roof using technology patented by Research Frontiers. The World's Fair, Expo Milano 2015, is expected to attract 20-30 million people from May through October 2015, and the USA Pavilion is one of the most visited country pavilions at the World’s Fair.

The USA Pavilion roof has 312 large panels of SPD-SmartGlass. Each SPD-SmartGlass panel measures approximately 1 meter by 3 meters, with a total surface area of over 10,000 square feet, making it the largest smart glass roof in the world. According to leading international architect James Biber, each panel switches in seconds from dark to clear, or any desired tint in between, in response to an automated control system. USA Pavilion visitors are also able to instantly control individual panels in the roof from a touchscreen tablet, and by controlling individual panels in the roof which act as pixels, messages can be displayed by the smart glass on the roof.

SPD-Smart electronically dimmable windows and skylights reduce cooling energy requirements in the summer, and heating energy requirements in the winter, by maintaining a pre-selected ideal level of light and temperature. SPD-SmartGlass also blocks harmful UV rays at all times. By more effectively controlling daylighting, SPD-Smart windows also allow “daylight harvesting,”which some independent sources estimate can save 35%-60% on lighting energy. With the growing pressure to reduce the energy use of buildings, many expect it to be a cornerstone of intelligent building design for years to come. Because SPD-SmartGlass can be retrofitted onto existing structures, even existing building stock can benefit from this green technology. This is significant as approximately 61% of all construction projects are retrofit projects, according to the U.S. Green Building Council.

SPD-SmartGlass technology was selected as the exclusive smart glass for the USA Pavilion. SPD-Smart technology is the only smart glass technology that gives users the ability to instantly and precisely control the level of shading to any point between very dark and clear. This provides exceptional control over solar energy while also adding to user comfort, security, and protecting interiors. Available in glass or plastic, SPD-Smart windows can be controlled manually or automatically, and are currently being used in the automotive, architectural, aircraft and marine industries, and to protect priceless artifacts in museums from damage from visible light.

About Research Frontiers Inc.

Research Frontiers (Nasdaq: REFR) is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. The CromaLite brand of SPD-SmartGlass panels for the USA Pavilion were manufactured under license from Research Frontiers by leading Italian glass company, Isoclima S.p.A. using SPD-Smart light control film manufactured by Hitachi Chemical Co. under license from Research Frontiers.

More information is available at: www.SmartGlass.com, www.cromalite.net and on Facebook, Twitter, LinkedIn and YouTube.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-SmartGlass" and “SPD-Smart” are trademarks of Research Frontiers Inc. “CromaLite®” is a trademark of Isoclima S.p.A.

For further information about Research Frontiers, Isoclima, SPD-Smart technology and the USA Pavilion, please contact:

Joseph M. Harary
President and CEO
Research Frontiers Inc.
+1 516 364 1902
Info@smartglass.com